EXHIBIT 99.2

Standard Parking Corporation

Nominating and Corporate Governance Committee Charter

Adopted by the Board the 1st day of December, 2010.

Organization

The Board of Directors (the “Board”) of Standard Parking Corporation (the “Company”) shall appoint annually a nominating and corporate governance committee (the “Committee”) composed of not less than three non-employee, independent members of the Board, i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of whom Is otherwise “independent” under the rules of the The NASDAQ Stock Market, Inc. (“NASDAQ”), a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Board, by resolution of a majority of the non-employee directors, shall appoint (and may remove) the members of the Committee. All members of the Committee shall be literate in corporate governance matters. Such literacy shall be determined by the Board in its business judgment.

The Board, by resolution of a majority of the non-employee directors, shall designate one member of the Committee to act as the Chairperson of the Committee.  The Committee member so designated shall (i) chair all the meetings of the Committee; (ii) coordinate nomination process for directors; (iii) coordinate the evaluation of the Company’s corporate governance policies; and (iv) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

The Committee shall serve at the discretion of the Board, and the Board shall have the power at any time to change the membership of the Committee and to fill vacancies.  The Committee shall meet in advance of an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected at such time and place and by such means as the Chairperson shall determine.  The Committee may meet additional times as the Chairperson deems necessary and at such times and places and by such means as the Chairperson shall determine.

Purpose

The purpose of the Committee is to, among other things: (i) identify individuals qualified to become directors and recommend to the full Board the director nominees for each annual meeting of the Corporation’s stockholders; (ii) review director nominees, if any, that have been proposed through the proxy access process; (iii) promptly upon the occurrence of a vacancy on the Board for any reason, recommend to the full Board director nominees qualified to fill such vacancy; (iv) recommend to the full Board directors to serve on each committee of the Board; and (v) develop, recommend to the Board and assess corporate governance policies.

The Committee shall maintain free and open means of communication among the Board, any independent consultants, the internal human resources professionals, and the chief executive officer of the Company.

Committee Duties and Responsibilities

The Committee shall:

•	Develop qualification criteria for directors, and actively seek, interview and screen individuals qualified to become directors for recommendation to the Board.
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Develop procedures for stockholders to recommend persons as potential director nominees for consideration by the Committee.  The Committee shall review potential director nominees proposed by stockholders in accordance with such procedures.  In addition, the Committee shall review director candidates directly nominated by stockholders for election by the stockholders in accordance with the Company’s bylaws and report to the Board a recommendation of whether to support or oppose such director candidates and the reasons for such recommendation.

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Consider candidates for the Board that are gender and age diverse and also possess a diversity of professional experience, education and other individual qualities and attributes in an effort to contribute to Board heterogeneity.

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Recommend director nominees to the full Board each year for election at the annual meeting of stockholders.  At the time of recommending director nominees to the Board, the Committee shall inform the Board of the criteria used in making its recommendations.

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Recommend to the full Board one or more director nominee(s) qualified to fill any vacancy in a directorship, whether resulting from death, resignation, disqualification, removal or other cause, except that any such vacancy shall be filled by the stockholders if such vacancy was caused by the removal of a director by the action of the stockholders.

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Develop and recommend to the Board for its approval a set of corporate governance guidelines.  At least annually, the Committee shall review the corporate governance guidelines and recommend to the Board appropriate changes to the corporate governance guidelines.

•	Approve all director search firm engagement fees and terms.
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Assume the responsibility to comply with applicable requirements as established by the SEC and NASDAQ or other governing regulatory authority regarding director qualifications and independence requirements and corporate governance best practices.

•	Make regular reports to the Board.

Resources and Authority

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Authority to select, retain, terminate, and approve the fees and other retention terms of any corporate governance consultants or director search firms retained by the Company shall be vested solely in the Committee. Except as expressly provided in this Charter or the by-laws of the Company, or as otherwise provided by law or the requirements of NASDAQ, the Committee shall fix its own rules of procedure. The Committee may form and delegate authority to subcommittees when appropriate.